                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No. 5 )/1/

                          SEACHANGE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   811699 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [ ] Rule 13d - 1(b)
       [ ] Rule 13d - 1(c)
       [X] Rule 13d - 1(d)







--------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                            -----------------
CUSIP No. 811699107                  13G                       Page 2 of 5 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Edward J. Delaney, Jr.
--------------------------------------------------------------------------------
                                                                  (a)      [ ]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                                Less than 5%
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY                 Less than 5%
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                    Less than 5%
       WITH      ---------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                                Less than 5%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1 (a).       Name of Issuer:
-----------       ---------------
                  SeaChange International, Inc.

Item 1 (b).       Address of Issuer's Principal Executive Offices:
-----------       ------------------------------------------------
                  124 Acton Street
                  Maynard, MA  02754

Item 2 (a).       Name of Person Filing:
-----------       ----------------------
                  Edward J. Delaney, Jr.

Item 2 (b).       Address of Principal Business Office or, if None, Residence:
-----------       ------------------------------------------------------------
                  70 Arlington Street
                  Winchester, MA  01890

Item 2 (c).       Citizenship:
-----------       ------------
                  United States

Item 2 (d).       Title of Class of Securities:
-----------       -----------------------------
                  Common Stock, $.01 Par Value Per Share

Item 2 (e).       CUSIP Number
-----------       ------------
                  811699 10 7

Item 3.           If This Statement is Filed pursuant to Rule 13d-1(b), or
-------           --------------------------------------------------------
                  13d-2(b) or (c), Check Whether the Filing Person is a:
                  ------------------------------------------------------
                    (a) [ ] Broker or dealer registered under Section 15 of the
               Exchange Act.

                    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
               Act.

                    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                    (d) [ ] Investment company registered under Section 8 of the
               Investment Company Act.

                    (e) [ ] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

                    (f) [ ] An employee benefit plan or endowment fund in
               accordance with Rule 13d-1(b)(1)(ii)(F);

                    (g) [ ] A parent holding company or control person in
               accordance with Rule 13d-1(b)(1)(ii)(G);

                    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                               Page 3 of 5 Pages

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                    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                    If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.           Ownership:
-------           ----------
                    (a) Amount Beneficially Owned: Less than 5%

                    (b) Percent of Class:

                    Less than 5% (based on 22,962,415 shares of Common Stock
               which was outstanding as of October 31, 2001)

                    (c) Number of shares as to which such person has:

                        (i) Sole power to vote or direct the vote: Less than 5%.

                        (ii) Shared power to vote or to direct the vote: Less
                    than 5%.

                        (iii) Sole power to dispose or to direct the
                    disposition of: Less than 5%.

                        (iv) Shared power to dispose or to direct the
                    disposition of: Less than 5%.

Item 5.           Ownership of Five Percent or Less of a Class:
-------           ---------------------------------------------
                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent On Behalf of Another
-------           --------------------------------------------------------
                  Person:
                  -------
                    Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
-------           ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company:
                  --------
                    Not Applicable.

Item 8.           Identification and Classification of Members of the Group:
-------           ----------------------------------------------------------
                    Not Applicable.

Item 9.           Notice of Dissolution of Group:
-------           -------------------------------
                    Not Applicable.

Item 10.          Certification:
--------          --------------
                    Not Applicable.

                               Page 4 of 5 Pages

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 6, 2002
                                              -----------------------------
                                                Date

                                              /s/ Edward J. Delaney, Jr.
                                              -----------------------------
                                                Signature


                                              Edward J. Delaney, Jr.
                                              -----------------------------
                                                Name/Title

                               Page 5 of 5 Pages